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Exhibit 99.1

FLEETWOOD REPORTS RESULTS FOR FOURTH QUARTER AND FISCAL YEAR 2003

        RIVERSIDE, Calif., July 23, 2003 — Fleetwood Enterprises, Inc. (NYSE:FLE), the nation's leader in recreational vehicle sales and a leading producer and retailer of manufactured housing, today announced results for its fourth quarter and fiscal year ended April 27, 2003. The fourth quarter net loss of $55.4 million or $1.54 per diluted share includes a charge of $28.4 million to establish a valuation allowance against the Company's deferred tax asset. In the April quarter of 2002, the Company lost $40.5 million or $1.15 per diluted share. Restructuring and asset impairment charges, after tax, contributed $2.5 million or 7¢ per diluted share to the 2003 quarterly loss, while the Company incurred $9.5 million or 27¢ per diluted share of similar charges in last year's comparable quarter.

        For fiscal year 2003, the Company reported a net loss of $70.7 million or $1.97 per diluted share, compared to a loss in fiscal 2002 of $161.9 million or $3.90 per diluted share. This year's loss included the aforementioned deferred tax asset valuation allowance, as well as restructuring and asset impairment charges of $4.0 million. Last year's loss included charges of $80.6 million or $2.37 per share from a write-down of goodwill related to the adoption of Statement of Financial Accounting Standards No. 142 and $19.9 million attributable to other restructuring and impairment charges.

        Consolidated revenues for the fourth quarter totaled $572.7 million, down 5 percent from $603.2 million in last year's fourth quarter. Revenues for the fiscal year ended April 27, 2003, were up slightly to $2.32 billion from $2.28 billion in the prior year.

        "All five of our primary operating divisions performed better in the fourth quarter than one year ago, despite lower sales in housing and the folding trailer division," said Edward B. Caudill, president and CEO. "Our RV Group earned $5.4 million from operations, which was a solid improvement from the small loss of $0.4 million the group incurred last year, and was predominantly due to a $9.2 million operating profit in our motor home division. The manufactured housing industry continued to be depressed during the quarter, which took its toll on both our manufacturing and retail divisions. Manufacturing sales were down 26 percent from the prior year's final quarter, while retail suffered a 25 percent decline. Despite the lower revenues, significant cost reductions in both divisions reduced the losses. While we are not satisfied with the overall performance, we do note that trends are moving in the right direction."

        For the full fiscal year, the RV Group earned $32.5 million in operating profit, compared to a loss of $37.5 million in the prior year, resulting in a $70.0 million swing. The manufacturing division of the Housing Group incurred an operating loss of $13.1 million, compared with an operating profit of $16.8 million in fiscal 2002. Housing retail improved from an operating loss of $65.2 million to a loss of $51.7 million in fiscal 2003.

        Recreational vehicle sales in the fourth quarter rose 9 percent to $405.4 million from $371.4 million in the prior year's fourth quarter, with travel trailers posting a 20 percent gain to $132 million. Motor home sales for the quarter rose to $247 million from $227 million in the comparable period. Folding trailer sales, on the other hand, declined to $27 million compared with $34 million in the prior year.

        RV sales for the full fiscal year were up 22 percent from the prior year to $1.48 billion. Motor home revenues rose to $919 million from $717 million, while travel trailer sales increased to $442 million from $378 million in fiscal 2002 and folding trailer revenues rose to $122 million from $118 million.

        "The gains in our recreational vehicle sales over the past two years confirm our renewed commitment to our products and demonstrate the marketing prowess of our first-class dealer network," Caudill said. "Our motor home division's 28 percent year-over-year sales gain and its solid operating profit for the fourth quarter of fiscal 2003 are among the real results we are now delivering there. Operating results in our travel trailer division were negative for the fourth quarter due to some of the same production inefficiencies that we first encountered in the third quarter. However, the sequential improvement was decisive, and the improvement continued throughout the fourth quarter. The financial burden of simultaneously introducing such a broad range of products continues to diminish, while the benefits to our revenues and market share should be just beginning. The entire folding trailer segment, which is typically more sensitive to the overall economy than higher-priced RVs, is also struggling. Industry retail registrations in this segment were down 24 percent year to date through April, which matches our decrease for the same period."

        Manufactured housing revenues in the fourth quarter fell 28 percent from $222 million in the prior year to $159 million. Housing revenues included $114 million of wholesale factory sales and $45 million of retail sales from Fleetwood Retail Corp. (FRC). This compares with $163 million and $59 million, respectively, last year. Quarterly gross manufacturing revenues declined 26 percent to $136 million from $184 million last year, which included $21 million of intercompany sales in each of the two periods. Manufacturing unit volume was off 31 percent to 4,473, and homes sold at Fleetwood retail stores dropped 30 percent to 880.

        For the fiscal year, housing revenues were off 23 percent from $1.03 billion to approximately $798 million, which included $551 million from manufacturing operations and $247 million from FRC, compared with $705 million and $328 million last year, respectively. Manufacturing unit volume declined 26 percent to 22,176 homes from 30,056. Gross manufacturing revenues were $667 million, including intercompany sales of $116 million, compared with $843 million and $137 million, respectively, in the prior year.

        "Manufactured housing industry shipments are down more than 60 percent from their recent highs in 1998," Caudill said. "Some industry observers believe that we may finally be at the bottom of this long, painful cycle and we fervently hope that they're correct. Although the highs of the late '90s were not sustainable and may not be reached again in the foreseeable future, we provide an affordable, attractive alternative to site-built single and multifamily housing and we believe there is a core level of demand for this product that is currently not being met. After some further period of shakeouts and structural changes for the industry, and when the lending environment begins to come back into balance, we expect this industry to move toward that reasonable level. When that occurs, we fully expect Fleetwood to capitalize on its position as a long-time industry leader.

        "Overall, Fleetwood has a solid future ahead of it," Caudill concluded. "A graph of our operating results over the past three years shows a steep upward trend line, while we continue to drive down our operating expenses. Manufactured housing continues to battle the difficult environment, and our folding trailer operation, which had been consistently profitable for years, has had difficulties these past few quarters as well, along with the rest of that industry segment. In contrast, however, our motor home and our travel trailer divisions are showing strength. As a result, we currently expect the Company to be profitable in the first quarter."

        The Company has scheduled a conference call with analysts and investors to discuss quarterly results. The call is set for 1:30 p.m. EDT on Wednesday, July 23, 2003, and will be broadcast live over the Internet at www.streetevents.com and www.companyboardroom.com. It also will be accessible from the Company's Website, www.fleetwood.com, in the Company Information section. An archive of the call will be available at all three sites shortly after the call concludes.

        This press release contains certain forward-looking statements and information based on the beliefs of Fleetwood's management as well as assumptions made by, and information currently available to, Fleetwood's management. Such statements reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties, and assumptions, including risk factors identified in Fleetwood's 10-K and other SEC filings. These risk factors include, without limitation, the cyclical nature of both the manufactured housing and recreational vehicle industries; ongoing weakness in the manufactured housing market; the potential impact on demand for our products as a result of weak consumer confidence; the effect of global tensions on consumer confidence; continued acceptance of the Company's products; expenses and uncertainties associated with the introduction of new products; the future availability of manufactured housing retail financing, as well as housing and RV wholesale financing; changes in retail inventory levels in the manufactured housing and recreational vehicle industries; competitive pricing pressures; the ability to attract and retain quality dealers, executive officers and other personnel; and the ability to obtain the financing we need in order to execute our business strategies. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Fleetwood undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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FLEETWOOD ENTERPRISES, INC.

Condensed Consolidated Summaries of Operations
(Unaudited)

	13 Weeks Ended		52 Weeks Ended
(Amounts in thousands except per share data)	Apr. 27, 2003	Apr. 28, 2002	Apr. 27, 2003	Apr. 28, 2002
Sales	$572,657	$603,178	$2,318,293	$2,280,447

Operating loss	$(33,373)	$(49,593)	$(32,208)	$(90,543)

Loss before income taxes, minority interest and cumulative effect of accounting change	$(34,890)	$(52,645)	$(34,268)	$(105,212)
(Provision) benefit for income taxes	(15,437)	17,165	(16,154)	37,108
Minority interest in Fleetwood Capital Trusts, net of taxes	(5,088)	(5,042)	(20,317)	(13,189)

Loss before cumulative effect of accounting change	(55,415)	(40,522)	(70,739)	(81,293)
Cumulative effect of accounting change, net of taxes	—	—	—	(80,635)

Net loss	$(55,415)	$(40,522)	$(70,739)	$(161,928)

Net loss attributable to Common shareholders	$(55,415)	$(40,522)	$(70,739)	$(132,525)

	13 Weeks Ended				52 Weeks Ended
	Apr. 27, 2003		Apr. 28, 2002		Apr. 27, 2003		Apr. 28, 2002
	Basic	Diluted	Basic	Diluted	Basic	Diluted	Basic	Diluted
Loss per common share:
Loss before cumulative effect of accounting change	$(1.54)	$(1.54)	$(1.15)	$(1.15)	$(1.97)	$(1.97)	$(1.53)	$(1.53)
Cumulative effect of accounting change, net of taxes	—	—	—	—	—	—	(2.37)	(2.37)

Net loss per share	$(1.54)	$(1.54)	$(1.15)	$(1.15)	$(1.97)	$(1.97)	$(3.90)	$(3.90)

Weighted average common shares:	35,935	35,935	35,209	35,209	35,869	35,869	33,942	33,942

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FLEETWOOD ENTERPRISES, INC.

Condensed Consolidated Balance Sheet
(Unaudited)
(Amounts in thousands)

ASSETS

	April 27, 2003	January 26, 2003	April 28, 2002
Cash and marketable investments	$69,776	$67,971	$111,147
Receivables	143,746	151,131	146,011
Inventories	240,521	251,157	218,005
Property, plant and equipment, net	260,318	262,156	273,695
Other assets	210,205	225,741	236,082

	$924,566	$958,156	$984,940

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$78,890	$65,557	$78,446
Employee compensation and benefits	128,202	126,503	127,872
Product warranty reserve	62,137	61,467	68,046
Retail flooring liability and short-term debt	31,411	41,995	34,653
Long-term debt	2,357	2,480	8,741
Other liabilities	136,224	120,901	119,294

Total liabilities	439,221	418,903	437,052
Company-obligated mandatorily redeemable convertible preferred securities	374,377	374,069	373,145
Shareholders' equity	110,968	165,184	174,743

	$924,566	$958,156	$984,940

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FLEETWOOD ENTERPRISES, INC.

Business Segment and Unit Shipment Information

	13 Weeks Ended	13 Weeks Ended	52 Weeks Ended	52 Weeks Ended
(Dollars in thousands)	Apr. 27, 2003	Apr. 28, 2002	Apr. 27, 2003	Apr. 28, 2002
OPERATING REVENUES:
Manufactured housing -
Manufacturing	$135,808	$184,119	$667,087	$842,536
Retail	44,653	59,164	247,336	328,162
Less intercompany	(21,428)	(21,266)	(115,903)	(137,187)

	159,033	222,017	798,520	1,033,511
Recreational vehicles	405,355	371,393	1,482,595	1,212,904
Supply operations	8,269	9,768	37,178	34,032

	$572,657	$603,178	$2,318,293	$2,280,447

OPERATING INCOME (LOSS):
Manufactured housing	$(9,759)	$(16,967)	$(13,089)	$16,843
Housing—retail*	(24,063)	(34,670)	(51,734)	(65,239)
Recreational vehicles	5,444	(442)	32,542	(37,489)
Supply operations	299	2,986	2,103	8,895
Corporate and other	(5,521)	(3,272)	(7,631)	(24,046)
Intercompany profit	227	2,772	5,601	10,493

	$(33,373)	$(49,593)	$(32,208)	$(90,543)

UNITS SOLD:
Manufactured housing -
Factory shipments	4,473	6,509	22,176	30,056
Retail sales	880	1,259	5,004	7,738
Less intercompany	(688)	(762)	(3,790)	(4,886)

	4,665	7,006	23,390	32,908

Recreational vehicles -
Motor homes	2,657	2,647	9,935	8,366
Travel trailers	8,236	7,921	30,016	27,263
Folding trailers	3,556	4,965	17,118	17,946

	14,449	15,533	57,069	53,575

* Before deduction of interest expense on inventory floor plan financing as follows:
	$588	$712	$2,285	$4,373

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FLEETWOOD REPORTS RESULTS FOR FOURTH QUARTER AND FISCAL YEAR 2003
FLEETWOOD ENTERPRISES, INC. Condensed Consolidated Summaries of Operations (Unaudited)
FLEETWOOD ENTERPRISES, INC. Condensed Consolidated Balance Sheet (Unaudited) (Amounts in thousands) ASSETS
FLEETWOOD ENTERPRISES, INC. Business Segment and Unit Shipment Information